UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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The following memorandum of frequently asked questions was distributed to employees of PAETEC Holding Corp. on August 1, 2011.

PAETEC Employee FAQ

1.	Who is Windstream?

Headquartered in Little Rock, Arkansas, Windstream is an S&P 500 company with communications operations in 29 states and $4.1 billion in annual revenues. The company provides IP-based voice and data services, data center and managed hosting services and fiber services to businesses. The company also delivers broadband, digital phone and high-definition TV services to residential customers primarily in rural areas.

Windstream was formed in 2006 through the spinoff of Alltel’s ILEC landline business and merger with VALOR Communications Group. Windstream has since acquired the fiber-transport provider, KDL, competitive local exchange carriers, Norlight and NuVox and regional data center and hosting provider, Hosted Solutions.

Windstream is traded on the NASDAQ stock exchange under the symbol, “WIN”.

2.	Is Windstream acquiring PAETEC?

Yes. Windstream has entered into a definitive agreement to acquire PAETEC in an all-stock transaction and expects to market the PAETEC properties under the Windstream brand after the transaction closes. Together, PAETEC and Windstream will have approximately $6 billion in pro forma annual revenue, which would have placed the combined company at #382 on the 2010 Fortune 500 list of America’s largest corporations.

We believe that significant size, product portfolio, fiber network, and innovative employee base will further strengthen our ability to compete and win business against any other provider in the industry.

An investor presentation with much more information is available both on the InSight Homepage and the Investor Relations portion of www.paetec.com.

3.	Why is this good for PAETEC?

One of the biggest challenges providers like PAETEC have faced is our relative small size in the industry. This transaction has clear benefits for PAETEC customers, employees, and shareholders including:

Significant Size: Together, PAETEC and Windstream will become one of the largest telecommunication providers in the nation. The transaction strengthens the combined company’s ability to meet the growing demands of businesses for IP-based services, managed services, cloud computing and data center services.

Financial Stability: A financially disciplined company, Windstream is listed on the S&P 500 index. The transaction significantly advances Windstream’s strategy to drive top-line revenue growth by expanding its focus on business services.

Fiber network: PAETEC and Windstream will together have approximately 100,000 fiber route miles allowing us to reach businesses to grow revenue and consolidate traffic to realize savings.

Added Data Center Presence: Mirroring PAETEC’s focus on data centers and cloud services, Windstream acquired Hosted Solutions in 2010, expanding its data center presence. The company operates 13 centers today in Florida, Georgia, Iowa, North Carolina, Pennsylvania, Massachusetts, Tennessee and Wisconsin.

4.	Why is this good for Windstream?

PAETEC has proven to be an innovative and effective competitor in serving business customers nationally. Although historically having a residential focus, Windstream has recently turned its attention towards serving larger businesses, and the PAETEC acquisition gives them a true nationwide network, innovative business-class product portfolio, and sales organization.

Additionally, PAETEC has extremely talented employees which can further assist Windstream’s growth into the future.

5.	After the closing of the transaction, what will the combined company be called, where will it be headquartered, and who will lead it?

Following the close of the transaction, the company will be called Windstream, and will continue to be listed on the NASDAQ Stock Market as “WIN.” The company will be headquartered in Little Rock, Arkansas. The combined company will be led by Windstream’s President and CEO Jeff Gardner.

6.	What does this mean for my PAETEC stock and options?

Under the agreement, each PAETEC shareholder will receive 0.460 shares of Windstream common stock for each share of PAETEC owned. As an example, if someone owned 1000 shares of PAETEC common stock, at the time of the closing of this transaction, they would own 460 shares of Windstream stock.

Since Windstream is trading at a higher price per share, this exchange ratio represents an implied offer of a 27% premium for PAETEC shareholders, based on both company’s share prices at market close on July 29, 2011.

Additionally, Windstream has historically paid a $1 annual dividend to its shareholders which will benefit PAETEC shareholders.

7.	Where does Windstream serve?

The map below highlights the Windstream fiber and network areas:

http://news.windstream.com/photos/coverage+map/

8.	When will the transaction close?

There are many levels of approvals. However, the companies expect that the transaction will close within six months.

9.	What can employees expect in the interim?

As we work through the integration process, we expect continued workplace excellence from all employees – you should continue to focus on serving your customers and one another. We will make every effort to keep you up to date on developments and progress throughout the approval process

Each Friday during our all-employee call, we will continue to update you on the transaction, integration, and on-going PAETEC business.

10.	I’ve been working on converting towards the PAETEC brand. Should I stop?

Since we expect to market our combined company as Windstream after the close, more information will be forthcoming on a plan and timeline for rebranding.

11.	How will this transaction affect our relationships with customers?

Both PAETEC and Windstream believe that success is built by providing excellent service to every customer. Both companies have a total service and customer satisfaction commitment. The combined company will be a stronger communications provider, well positioned to serve medium and large enterprises and institutions. In addition to increased scale and scope, we will have a wider array of products, such as PAETEC’s “Equipment for Services,” software applications, and managed services products.

12.	Where can employees obtain additional information?

We will make every effort to keep you informed about important developments throughout the approval and integration process during our weekly all-employee video calls. You may also visit the InSight homepage which will be updated periodically with new information.

13.	May I call my counterparts at Windstream?

Unless you’ve been specifically designated to participate in the integration, as with our previous mergers we should continue to operate separately as competitors until the transaction is closed.

14.	What do I do if I receive a call from the media?

This is an exciting time for both of our organizations and it is essential that we speak with one voice. Should you receive calls or inquiries from the media, please direct them to Chris Muller of PAETEC or David Avery of Windstream with the contact information below:

Chris Muller	David Avery
PAETEC	Windstream
585.340.8218	501.748.5876
chris.muller@paetec.com	david.avery@windstream.com

Forward-Looking Statements

Except for statements that present historical facts, this communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These risks involve those related to the ability of PAETEC to consummate the proposed merger and to realize the anticipated benefits of the merger. These statements represent PAETEC’s judgment only as of the date of this communication. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2010 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.